EXHIBIT 4(b) 8

EXCHANGE AGREEMENT ("AGREEMENT")

THIS AGREEMENT is made as of this 1 day of April 2004 by and between:

CHINESEWORLDNET.COM INC., a company incorporated in Cayman Islands and whose registered office is at The Huntlaw Building, Fort Street, George Town, P.O. Box 1350 GT, Grand Cayman, Cayman Islands (hereinafter referred to as "CWN Inc")

and

MARRICK INVESTMENTS LIMITED, a direct wholly owned subsidiary of IT Star Ltd, with registered office at P.O. Box 71, Craigmuir Chambers, Road Town, Tortola, British Virgin Islands ("hereafter referred to as "Marrick")

IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES as follows:
(A)

Marrick and CWN Inc., as the remaining shareholders of Technology City Holdings Ltd., a company incorporated in the British Virgin Islands and whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (hereafter referred to as "TCH"), agrees to restructure remaining assets of TCH into CWN Inc's subsidiary Chineseworldnet.com (Hong Kong) Limited.

The assets of TCH will be transferred including cash in the amount of HK$540,000 and website software & equipment with a Net Book Value of HK$185,810.54 at Dec 2003, as listed in Schedule A, to Chineseworldnet.com (Hong Kong) Ltd.

(B)

In consideration for the above, CWN Inc. agrees to issue shares in CWN Inc. in the amount of 200,000 shares at the par value of US $0.001 per share, with one vote for each share, to Marrick, or its nominated entity. Marrick will nominate its sister company, Datacom Venture Limited, with registered address at Pasea Estate, Road Town, Tortola, British Virgin Islands, to hold shares. Therefore, CWN Inc. will transfer shares to Datacom Venture Limited.

(C)	The date of transfer assets and shares mentioned in (A) and (B) shall be April 15th, 2004.

(D)	This Agreement shall be governed by and construed and enforced in accordance with the Laws of Canada.

(E)

Any dispute, controversy or claim arising out of or in relation to this Agreement or the breach, termination or invalidity thereof, if the same cannot be settled amicably among the Parties concerned, shall be settled by binding arbitration in accordance with the Laws of Canada.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

         SIGNED by Joe Tai for and on behalf of ChineseWorldNet.com Inc.
/s/ Joe Tai	/s/ Karen Kwok
Signature	Witness: Karen Kwok

         SIGNED by Vincent Cheng for and on behalf of Marrick Investments Ltd.
/s/ Vincent Cheng	/s/ Chan Wai
Signature	Witness: Chan Wai

SCHEDULE A

LIST OF FIXED ASSET REGISTER - WEBSITE SOFTWARE DEC 2003

Date of Pur	DESCRIPTION	Cost	YTD Acc. Dep'n	N.B.V	Useful Life	Up to 2003 Workings	Status
		HK$	HK$	HK$
29-Dec-1999	Daystock homepage design	35,000	28,000	7,000	60	48	Dormant
7-Apr-2000	Website conversion	95,000	71,250	23,750	60	45	Dormant
7-Aug-2000	1st PhaseWeb-Site development-Daystock	107,800	73,663	34,137	60	41	Dormant
28-Sep-2000	2nd PhaseWeb-Site development-Daystock	100,000	66,667	33,333	60	40	Dormant
31-Oct-2000	Moneyq WAP site development	5,000	3,250	1,750	60	39	Dormant
7-Dec-2000	3rd PhaseWeb-Site development-Daystock	100,000	61,667	38,333	60	37	Dormant
7-Dec-2000	Membership programm design	38,000	23,433	14,567	60	37	Dormant
					60
		480,800	327,930	152,870

LIST OF FIXED ASSET REGISTER - EQUIPMENT DEC 2003
Date of Pur.	Description	Cost	YTD Acc. Dep'n	N.B.V	Useful Life	Up to 2003 Workings	Location
		HK$	HK$	HK$
15-Dec-1999	Compaq Proliant 800 PIII (server)	26,580	21,264	5,316	60	48	Cyberport
15-Dec-1999	Compaq Proliant 800 PIII (server)	31,500	25,200	6,300	60	48	Cyberport
3-Mar-2000	Kodak Digital Camera	4,780	3,665	1,115	60	46	Wah Kit 16/F
17-May-2000	Celeron 500 Computer	8,950	6,414	2,536	60	43	Wah Kit 8/F
17-May-2000	Celeron 500 Computer	8,950	6,414	2,536	60	43	Wah Kit 8/F
30-Jun-2000	Eagle Tee Chinese Pocket PC	4,900	3,430	1,470	60	42	Wah Kit 16/F
28-Sep-2000	PIII 733Mhz Computer (server)	24,756	16,091	8,665	60	39	Cyberport
30-Sep-2000	Sony MD Walkman	2,289	1,488	801	60	39	Wah Kit 16/F
13-Jan-2002	Sharp F0785 fax machine	1,580	606	974	60	23	Wah Kit 16/F
		114,285	81,344	32,941

***Depreciation has been calculated at the rate of 20% per annum on a straight line method